Exhibit 23

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 33-47829 on Form S-8 (the Company's Long Term Stock Incentive Plan), in Registration Statement No. 33-44821 on Form S-8 (the Company's Employee Stock Purchase Plan) and in Registration Statement No. 33-54205 on Form S-8 (the Company's Nonemployee Director Stock Plan) of our report dated January 23, 1996, on the audit of the consolidated financial statements and financial statement schedule of Graco Inc. and Subsidiaries for each of the three years in the period ended December 29, 1995, included in the Annual Report on Form 10-K for the year ended December 29, 1995.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 1996

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